Exhibit 8.1

LIST OF SUBSIDIARIES

The following companies are subsidiaries of Nevada Geothermal Power Inc. as of January 5, 2009:

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	OWNERSHIP
Blue Mountain Power Company	British Columbia, Canada	100%
Nevada Geothermal Operating Company LLC	Delaware	100%
Nevada Geothermal Power Company	Nevada	100%
Desert Valley Gold Co.	Nevada	100%
NGP Blue Mountain Holdco LLC	Delaware	100%
NGP Blue Mountain Holdco II LLC	Delaware	100%
NGP Blue Mountain Holdco III LLC	Delaware	100%
NGP Blue Mountain Holdco IV LLC	Delaware	100%
NGP Blue Mountain I LLC	Delaware	100%
NGP Blue Mountain II LLC	Delaware	100%
NGP Blue Mountain III LLC	Delaware	100%
NGP Blue Mountain IV LLC	Delaware	100%

For details see Item 4-C –“Information on the Company”